Exhibit 3.2

The undersigned:

Professor Martin van Olffen, notaris (civil-law notary) practising in Amsterdam, declares with respect to the articles of association (the “Articles of Association”) of the private company with limited liability: Avast Software B.V., with its corporate seat in Amsterdam, the Netherlands (the “Company”) as follows:

(i)         the Articles of Association correspond with the document in the Dutch language which is attached to this declaration;

(ii)        the document in the English language attached to this declaration is an unofficial translation of the Articles of Association; if differences occur in the translation, the Dutch text will govern by law; and

(iii)       the Articles of Association were most recently amended by deed (the “Deed”) executed on 9 December 2011 before Professor M. van Olffen, notaris (civil-law notary) in Amsterdam.

When issuing the statements included above under (i) and (iii) I, Professor M. van Olffen, notaris, based any observations entirely on the information stated in the extract from the Trade Register of the registration of the Company and on an official copy of the Deed.

Signed in Amsterdam on 12 December 2011.

UNOFFICIAL TRANSLATION

OF THE ARTICLES OF ASSOCIATION

of:

Avast Software B.V.,

with corporate seat in Amsterdam, the Netherlands

dated 9 December 2011

Name and seat

Article 1.

1.1.             The name of the company is:

Avast Software B.V.

1.2.             The company has its seat in Amsterdam.

Objects

Article 2.

The objects of the company are:

•           to participate in, to finance, to collaborate with, to conduct the management of companies and other enterprises and provide advice and other services;

•           to acquire, use and/or assign industrial and intellectual property rights and real property;

•           to invest funds;

•           to provide security for the debts of legal persons or of other companies with which the company is affiliated in a group and to third parties;

•           to undertake all that which is connected to the foregoing or in furtherance thereof,

all in the widest sense of the words.

Capital

Article 3.

3.1.             The company’s authorised capital amounts to ninety thousand euros (EUR 90,000) and is divided into six hundred and fifty thousand (650,000) ordinary shares, each with a par value of ten eurocent (EUR 0.10) and two hundred and fifty thousand (250,000) convertible preference shares (the ‘convertible preference shares’), each with a par value ten eurocent (EUR 0.10).

Upon a conversion of the convertible preference shares into ordinary shares in accordance with article 4, the number of convertible preference shares of the authorised capital will be decreased and the number of ordinary shares of the authorised capital will be increased, equal to the number of convertible preference shares that are converted into ordinary shares.

Upon a conversion of the ordinary shares into convertible preference shares in accordance with article 4.3 or article 5.3, the number of ordinary shares of the authorised capital will be decreased and the number of convertible preference shares of the authorised capital will be increased, equal to the number of ordinary shares that are converted into convertible preference shares.

3.2.             Wherever the term ‘shares’ or ‘shareholders’ is used in the present articles of association this shall be construed to mean both ordinary shares and convertible preference shares or the holders of ordinary shares and the holders of convertible preference shares respectively, unless the contrary has been stipulated in so many words.

Conversion

Article 4.

4.1.             A convertible preference share may be converted, at any time, into an ordinary share pursuant to a resolution hereto adopted by the meeting of holders of convertible preference shares.

The holder of convertible preference shares who intends to convert one or more of its convertible preference shares into ordinary shares shall send a notice to the Management Board by registered mail indicating the number of convertible preference shares he wishes to convert and the date of conversion, which date shall not be earlier than five (5) business days after the day the Management Board of the company has received the notice.

4.2.             Each convertible preference share shall be converted into one (1) ordinary share as of the date of conversion referred to in the previous paragraph.

In the event of a stock split, stock dividend or other form of recapitalization, the conversion rate as referred to above shall be adjusted by the management board in such manner that the holders of convertible preference shares at conversion would receive the same economic equivalent in ordinary shares as they would have received before giving effect to that recapitalization.

The management board shall initiate any appropriate action to implement such adjustment in accordance with the provisions above and the applicable law.

A conversion that takes place taking into account the adjusted conversion rate as referred to above, can only take place after the aforementioned appropriate actions have been taken.

4.3.             The Management Board shall report this conversion immediately, in any case within eight (8) days after the date of conversion, to the office of the Trade Register.

Furthermore the Management Board of the company shall register the conversion of such convertible preference shares into ordinary shares in the shareholders’ register.

4.4.             In the event a holder of convertible preference shares acquires ordinary shares from one of the other shareholders, those ordinary shares will immediately and automatically after acquisition thereof by means of the execution of a notarial deed of transfer, be converted into an equal number of convertible preference shares.

4.5.             A separate share premium reserve shall be maintained for each class of shares.

Upon conversion of a part of the convertible preference shares into ordinary shares, a pro rata part of the share premium reserve linked to the convertible preference shares shall be allocated to the share premium reserve linked to the ordinary shares.

Upon conversion of a part of the ordinary shares into convertible preference shares in accordance with these articles of association, a pro rata part of the share premium reserve linked to the ordinary shares shall be allocated to the share premium reserve linked to the convertible preference shares.

The issue of shares

Article 5.

5.1.             The issue of shares may be effected only by virtue of a resolution adopted by the general meeting; such a resolution shall also set out the price and other terms and conditions of issue, if any.

The price may not be below par.

The company may not issue ordinary shares at a price per ordinary share less than the Euro equivalent of two thousand seven hundred seventy-eight United States Dollar (USD 2778), provide that an appropriate adjustment to such price per share shall be made in the event of a stock split, stock dividend or other form of recapitalisation, without the prior consent of the meeting of holders of convertible preference shares adopted in a meeting by a majority of the votes cast, unless such issue takes place as part of an employee option plan.

Upon subscription for shares the nominal amount must be paid-up.

5.2.             The general meeting may delegate the powers set forth in article 5.1, to another corporate body of the company and may also revoke any such delegation.

5.3.             Each shareholder shall, with respect to an issue of ordinary shares, have a pre-emptive right in proportion to the aggregate amount of shares held by him.

To the extent a holder of convertible preference shares exercises his pre-emptive right on the ordinary shares to be issued, those shares will immediately and automatically after issuance thereof be converted into convertible preference shares.

The pre-emptive right referred to in the first sentence of this article 5.3, is not separately transferable.

The pre-emptive right may be limited or excluded, but only with respect to a specific issue, by virtue of a resolution adopted by the general meeting with the prior approval of the meeting of holders of convertible preference shares.

5.4.             The provisions of the above paragraphs of article 5, insofar it relates to the preemptive rights, shall apply accordingly to the granting of a right to subscribe for shares, but shall not apply to the issue of shares to one who exercises a previously acquired subscription right.

5.5.             Furthermore, the issue of shares requires a notarial deed to that effect, executed before a civil-law notary, officiating in the Netherlands.

5.6.             Any shareholders’ resolution referred to in this article must be adopted in accordance with the requirements for adoption of a resolution to amend the articles of association.

Own shares

Article 6.

6.1.             The company may not subscribe for shares in its own capital at the time shares are issued.

6.2.             Any acquisition by the company of shares in its own capital that are not fully paid-up shall be null and void, unless the shares are acquired under universal succession in title (algemene titel).

6.3.             The company may acquire fully paid-up shares in its own capital for no value, or in the event that:

a.         the shareholders’ equity less the acquisition price is not less than the sum of the paid-in and called-up part of its capital and the reserves that it is legally required to maintain;

b.         the par value of the shares to be acquired and of the shares in its capital already held by the company and its subsidiaries is not more than half of the issued capital; and

c.         the acquisition is authorised by the general meeting or by another corporate body of the company appointed by the general meeting for this purpose.

Any acquisition of shares in violation of the provisions of the present paragraph shall be null and void.

6.4.             The validity of any such acquisition shall be determined on the basis of the shareholders’ equity shown on the most recently adopted balance sheet, less the acquisition price of shares in the capital of the company and third-party distributions from profits or reserves that have become payable by the company and its subsidiaries since the balance sheet date.

If more than six months have elapsed since the commencement of the financial year, and no annual accounts have been adopted, then an acquisition in accordance with article 6.3 shall not be permitted.

6.5.             With due observance of the provisions in article 2:207a paragraph 2 Dutch Civil Code, the preceding paragraphs shall not apply to shares which the company acquires by universal succession of title (verkrijging onder algemene titel).

6.6.             The provisions of article 5 of these articles shall apply accordingly to the disposal of shares that the company holds in its own capital, except that such disposal may be below par.

The approval for the transfer within the meaning of article 2:195 paragraph 4 Dutch Civil Code is considered to be granted in the resolution to dispose of shares that the company holds in its own capital.

The provisions of article 14 shall not apply to the disposal of shares that the company holds in its own capital.

6.7.             The term ‘shares’ as used in this article, shall include depositary receipts issued for shares.

Article 7.

7.1.             The company may not provide collateral, guarantee the price, otherwise guarantee or bind itself jointly and severally with or for third parties, for the purpose of the subscription or acquisition by third parties of shares in its capital or of depositary receipts issued therefore.

This prohibition shall also extend to its subsidiaries.

7.2.             Loans for the purpose of the subscription for or acquisition of shares in its capital or depositary receipts issued therefore may be made by the company only to the extent of its distributable reserves.

The company shall maintain a non-distributable reserve for the outstanding amount of any such loans.

Reduction of capital

Article 8.

8.1.             The general meeting may resolve to reduce the issued capital by cancellation of shares or by amending the articles to provide for a reduction of the par value of the shares.

The shares referred to in any such resolution must be specified therein and provisions for the implementation of such resolution must be made therein.

The paid in capital may not fall below the minimum capital required by law at the time of the resolution.

8.2.             A resolution to cancel shares may relate only to:

•          shares held by the company itself or with respect to shares of which it holds the depositary receipts;

•          all shares of a class with the consent of all shareholders of such class; or

•          all shares of a class with repayment.

8.3.             Any reduction of the par value of shares without redemption and without a release from the obligation to pay up must be made in proportion to all shares.

This proportional requirement may be waived by agreement of all shareholders affected.

8.4.             Partial repayment on shares is permitted only as a result of the implementation of a resolution to reduce the par value of such shares.

Such a repayment must be made in proportion to all shares or to all shares of the same class.

This proportional requirement may be waived by agreement of all shareholders affected.

8.5.             The notice convening a meeting at which a resolution referred to in this article is to be adopted shall state the purpose of the reduction of capital and the manner of its implementation.

8.6.             The company is obliged to publish any resolution referred to in the present article in the manner prescribed by law.

A resolution to reduce the issued capital shall not take effect as long as the company’s creditors have legal recourse against it.

Shares

Article 9.

9.1.             The shares shall be registered and numbered per class consecutively from 1 upwards (with denomination of the letter P insofar it concerns the convertible preference shares).

9.2.             The company shall not issue share certificates.

9.3.             If one or more shares or a right of usufruct or pledge on one or more shares belong to a community of property (not a matrimonial community of property), those persons entitled thereto may exercise these rights only if, in exercising their rights, they allow themselves to be represented by a person holding a written proxy signed by all of them.

Register of shareholders

Article 10.

10.1.           The Management Board shall keep a register in which the names and addresses of all shareholders are recorded, showing the number and class of shares held by them, the date on which the shares were acquired, the date of the acknowledgement of the transfer or the date on which the transfer has been served upon the company, as well as the amount paid-up on each share.

10.2.           The register shall also record the names and addresses of the usufructuaries and the pledgees of shares, showing the date on which they acquired the right on the shares, the date of the acknowledgement of the acquisition of the right of usufruct or the right of pledge or the date on which such acquisition has been served upon the company as well as whether they are entitled to exercise the voting rights attached to the shares and the rights conferred by law upon holders of depositary receipts issued with the cooperation of a company.

10.3.           All shareholders, usufructuaries and pledgees shall ensure that the company is informed of their addresses.

10.4.           If a shareholder, a usufructuary or a pledgee also disclosed an electronic address to the company for the purpose of entering this electronic address, together with the other data mentioned in articles 10.1 to 10.3 inclusive, into the register, such disclosure is deemed to entail the consent to receive all notifications and announcements as well as convocations for a general meeting via electronic means.

The provision of the previous sentence regarding the convocation for a general meeting shall only apply to the extent the usufructuary or the pledgee are entitled to attend the meeting.

10.5.           The register shall be updated regularly.

10.6.           Upon request, the Management Board shall provide shareholders, usufructuaries and pledgees, free of charge, with an extract from the register reflecting their share rights.

If a share is subject to a right of usufruct or a pledge, the extract shall state in whom the rights set forth in article 10.2 are vested.

10.7.           The Management Board shall deposit the register at the offices of the company for inspection by the shareholders and by any usufructuaries and pledgees who have the same rights as holders of depositary receipts for shares issued with the cooperation of a company.

Depositary receipts

Article 11.

The company cannot cooperate with the issue of depositary receipts of shares in its own capital.

Usufruct on shares

Article 12.

12.1.           A right of usufruct may be imposed on shares with prior approval of the general meeting.

12.2.           The shareholder shall have the voting rights with respect to shares subject to a usufruct.

12.3.           Notwithstanding article 12.2, the usufructuary shall have the right to vote if it is a usufruct within the meaning of articles 4: 19 and 4:21 Dutch Civil Code, unless the parties or the sub district court of the Court (kantonrechter van de Rechtbank) within which district the company has its seat at the time of granting the usufruct, stipulated otherwise pursuant to article 4:23 paragraph 4 Dutch Civil Code.

Furthermore the usufructuary shall have the right to vote, if so provided at the time of granting the usufruct, provided both such provision and, in the case of a transfer of the usufruct, the assignment of the right to vote are approved by the general meeting.

12.4.           A shareholder without voting rights and a usufructuary with voting rights have the same rights as those conferred by law upon the holders of depositary receipts for shares issued with the cooperation of a company.

A usufructuary without voting rights shall not have these rights.

12.5.           Any rights arising from a share that pertain to the acquisition of additional shares shall also vest in the shareholder, provided that he compensates the usufructuary with the value of such rights to the extent that the latter is entitled thereto under his right of usufruct.

Pledge of shares

Article 13.

13.1.           Shares may be pledged with prior approval of the general meeting.

13.2.           The shareholder shall have the voting rights with respect to pledged shares.

13.3.           Notwithstanding article 13.2, the pledgee shall have the right to vote, if so provided upon creation of the pledge, and if the creation of the pledge has been approved by the general meeting.

A third party subrogated to the rights of the pledgee shall have the right to vote only if the general meeting approve the assignment of the right to vote.

13.4.           A shareholder without voting rights and a pledgee with voting rights shall have the same rights as those conferred by law upon the holders of depositary receipts for shares issued with the cooperation of a company.

A pledgee without voting rights shall not have these rights.

13.5.           The provisions of the present articles of association regarding the restriction on the transfer of shares and in respect of the disposal and transfer of shares shall apply to the disposal and transfer of shares by a pledgee or to the transmission of shares to a pledgee, provided that the pledgee shall exercise all the rights conferred upon the shareholder in respect of disposal and transfer and shall perform the obligations of the latter in respect thereof.

Restrictions on the transfer of shares

Article 14.

14.1.           Shares may be transferred only after the approval for the proposed transfer has been granted by the general meeting.

A restriction on the transfer of shares as mentioned in this article shall not apply if the shareholder must transfer his share to a previous holder pursuant to the law.

For the application of this article is the transfer pursuant to specific legacy a transfer by the testator.

For the application of this article shares shall be deemed to include the right to subscribe for shares.

14.2.           The approval shall be applied for by means of a letter directed to the company, setting out the number of shares for which a decision is sought and the name of the person to whom the applicant wishes to make the transfer.

14.3.           The request is deemed to have been approved:

a.         if, within a three months period of the receipt of the request, the applicant is not informed of a decision; or

b.         if, together with a rejection of the application, the applicant is not notified by the general meeting of a prospective purchaser or purchasers willing and able to purchase for cash all of the shares covered by the application.

14.4.           In case the approval is granted or is deemed to have been granted, the applicant is free to transfer his shares for a period of three-months after the approval has been granted or is deemed to have been granted or after the three-months period as referred to under article 14.3.a has expired.

14.5.           The company itself may be a prospective purchaser only after having obtained the consent of the applicant.

14.6.           Upon request of one or more parties, the price, for which the prospective purchaser(s), accepted by the applicant, can purchase the shares, shall be determined by an independent expert to be appointed by the sub district court of the Court (kantonrechter van de Rechtbank), within which district the company has its seat.

14.7.           The applicant may withdraw his request within one month of having been notified of the price as determined by the expert.

Transfer of shares and limited rights

Article 15.

15.1.           The transfer of a share or the creation or assignment of a limited right on a share requires a notarial deed to that effect, executed before a civil-law notary, officiating in the Netherlands.

15.2.           The transfer of a share and the creation or assignment of a limited right on a share, in accordance with article 15.1, will also have its effect towards the company by law.

Except in the event that the company itself is party to the transaction, the rights attached to the share can only be exercised after the company has acknowledged the transaction, or the deed of transfer has been served upon the company, in accordance with article 15.5, or by the company’s acknowledgement by way of an entry in the shareholders’ register as referred to in article 15.3.

15.3.           In the event that the company is aware of a transaction as referred to in article 15.1, the company may, as long as no acknowledgement has been applied for or serving written notice has taken place, acknowledge the transaction spontaneously by entering the party that has acquired the share or the limited right into the shareholders’ register.

By registered letter the company must notify the parties involved in the transaction thereof, requesting to submit to the company a true copy or extract as referred to in article 15.5.

After receipt thereof the company will, evidencing the acknowledgement, make an inscription on the document in the manner required for acknowledgement in article 15.5; the date of the acknowledgement is the date the inscription was made.

15.4.           In the event that a transaction as referred to in article 15.1 has taken place without the appropriate change in the shareholders’ register, this transaction cannot be imposed to the company, nor to others who have in good faith considered the person registered in the shareholders’ register to be a shareholder or the holder of a limited right thereon.

15.5.           Except for the provision of article 15.3, the acknowledgement is effected in the deed or based upon a notarial true copy or extract of the deed, submitted to the company.

In the event that a notarial true copy or extract is submitted to the company for acknowledgement a dated statement will be made on the document as submitted.

In order to serve a written notice to the company of the transfer, a notarial true copy or extract of the deed must be submitted to the company.

Management Board

Article 16.

16.1.           The company shall have a Management Board consisting of one or more members of the Management Board class A, and one or more members of the Management Board class B (all members of the Management Board class B being Dutch residents or companies having their corporate seat and address in the Netherlands). The Management Board shall appoint one of its members as the chairman of the Management Board (the ‘chairman’).

The number of members of the Management Board shall be determined by the general meeting with due observance of the previous sentence and provided that the Management Board shall not consist of more than eight (8).

16.2.           With due observance of article 16.3, members of the Management Board shall be appointed by the general meeting.

16.3.           One of the members of the Management Board class A shall be appointed by the general meeting from a binding nomination of at least two candidates for the vacancy to be drawn up by the meeting of holders of convertible preference shares (the ‘investor board member’).

Such binding nomination must be drawn up within two months after the vacancy has occurred.

16.4.           The general meeting may deprive the nomination of its binding character by resolution adopted with at least two-thirds of the votes cast at a meeting at which more than half of the issued capital is represented.

16.5.           If the meeting of holders of convertible preference shares should fail to exercise its right to draw up a binding nomination or should fail to do so in a timely manner, the general meeting shall be free in its choice.

16.6.           Members of the Management Board may at any time be suspended or dismissed by the general meeting.

The general meeting may adopt a resolution to suspend or dismiss a member of the Management Board only by at least two-thirds of the votes cast at a meeting at which more than half of the issued capital is represented.

16.7.           A suspension may last no longer than three months in total, even after having been extended one or more times, unless a resolution for dismissal is adopted, in which case this term runs until the end of the employment contract.

16.8.           The remuneration and other terms and conditions under which each individual member of the Management Board is appointed shall be determined by the general meeting.

Article 17.

17.1.           With due observance of the limitations set out by the present articles of association, the Management Board is charged with the management of the company.

The Management Board must follow the instructions on the general lines of the financial, social, economic and employment policies, to be given by the general meeting.

17.2.           The Management Board shall adopt resolutions by a simple majority of the total number of votes to be cast by all members of the Management Board in office, provided that at least two members of the Management Board class A have voted in favour of the resolution.

Blank votes shall be considered null and void.

17.3.           At meetings of the Management Board, each members of the Management Board shall be entitled to cast one vote.

The Management Board cannot adopt any valid resolutions, unless at least four (4) members of the management Board are present or represented: two (2) members of the Management Board class A, of which one (1) shall be the investor board member, plus two (2) other members of the Management Board, irrespective of their class.

If such quorum is not present within thirty (30) minutes from the time designated for the meeting or if during the meeting such quorum ceases to be present for a continuous period exceeding thirty (30) minutes (the meeting being suspended during such absence), the meeting shall be adjourned for at least five (5) business days.

Such adjournment shall be notified to the members of the Management Board and the shareholders in due course.

If the investor board member is not present at such adjourned meeting of the Management Board, then the meeting shall again be adjourned for at least five (5) business days, which adjournment shall again be notified to the members of the Management Board in due course.

If at such second adjourned meeting the investor board is still not present then the quorum for the transaction of business at such meeting of the Management Board shall be three members, under which at least one member of the Management Board class B, and they can adopt valid resolutions.

In the event of a tie of votes, the general meeting shall decide.

17.4.           A member of the Management Board shall be excluded from any decision-making process on resolutions in respect of which a conflict of interest (tegenstrijdig belang) between each of company and any of its subsidiaries and that member exists under Dutch law. For the purpose of determining the quorum at such meeting, the member who has such conflict of interest, shall be deemed to be present at that meeting if he or she is so present.

17.5.           A member of the Management Board may be represented at Management Board meetings by another member of the Management Board of the same class only for a specific meeting.

17.6.           All meetings of the Management Board shall be held in the Netherlands unless the Management Board decides otherwise.

17.7.           Meetings of the Board of Directors shall be held every three months and shall be convened by a written notice sent by the chairman not later than ten (10) days prior to such meeting.

Any such notice shall contain, inter alia, an agenda identifying in reasonable detail the matters to be discussed at the meeting and shall be accompanied by copies of any relevant papers to be discussed at the meeting.

If all members of the Management Board agree, a written notice as mentioned in the preceding two sentences shall not be required.

Each member of the Management Board shall be empowered to convene such meeting whenever he/she deems necessary.

17.8.           The Management Board may also adopt resolutions without convening a meeting, provided that all members of the Management Board have been consulted and that one has objected to adopting resolutions in this manner.

17.9.           The Management Board may adopt internal rules regulating its decision making process.

Such rules require the approval of the general meeting.

17.10.         Without prejudice to its own responsibility, the Management Board is authorised to appoint persons with such authority to represent the company and, by granting of a power of attorney, conferring such titles and powers as shall be determined by the Management Board.

17.11.         The Management Board is not entitled to resolve to enter into a legal merger (juridische fusie) whereby the company acts as the acquiring legal entity without the prior approval of the general meeting, unless this is a legal merger (juridische fusie) referred to in article 2:333 Dutch Civil Code.

Furthermore, the Management Board is not entitled to resolve to enter into a legal demerger (splitsing) whereby the company acts as the acquiring or demerging legal entity without the prior approval of the general meeting, unless this is a legal demerger (splitsing) referred to in article 2:334hh Dutch Civil Code.

17.12.         With due observance of the provisions of these articles, the Management Board resolutions relating to any of the following matters shall be subject to the prior approval of the meeting of holders of convertible preference shares:

(i)         issuing senior or pari passu securities to the convertible preference shares;

(ii)        incurring any Indebtedness or guarantees for Indebtedness in excess of twenty percent (20%) of the total tangible assets of the AVAST Group (which shall mean the company, AVAST Software a.s. and any of their respective subsidiaries in the future) (which, for the avoidance of doubt, includes all cash in the AVAST Group) (for the year two thousand and ten (2010) calculated using the audited financial statements of AVAST Software a.s. for the year ended two thousand and nine (2009), and for any year thereafter calculated using the consolidated audited financial statements of the company) (the ‘Threshold Amount’).

The term ‘Indebtedness’ means debt for borrowed money, including all bank debt, bonds, notes, financial leases and other interest bearing financial obligations (but excluding intercompany debt) and off-balance sheet liabilities, including, guarantees or indemnities;

(iii)       effecting capital expenditures in excess of the Threshold Amount;

(iv)      changing the auditors of a ‘Group Company’ (meaning the company, AVAST Software a.s. and any of their respective subsidiaries in the future);

(v)       entering into or effecting any transaction or a series of related transactions involving or resulting in a merger, de-merger, change of legal form, spin off, split off or amalgamation of a Group Company with or into any Person.

The term ‘Person’ shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority;

(vi)      entering into or effecting any transaction or a series of related transactions involving the purchase or other acquisition by any Group Company of any assets in excess of the Threshold Amount;

(vii)     entering into or effecting any transaction or a series of related transactions, involving the sale, lease, exchange, creation of Encumbrance or other dispositions by the company or AVAST Software a.s. of any assets, including any subsidiaries, involving, individually or in the aggregate, an amount in excess of the Threshold Amount (the term ‘Encumbrance’ means: any pledge, charge, lien, claim, assignment, title retention, option (other than the option plans), levy, charge, restriction (including restriction on transfer), suspension of exercise of rights, right to acquire, right of pre-emption, usufruct or conversion (except in accordance with the company’s articles), any conditional sale contract or other encumbrance);

(viii)    redemption, repurchase, retirement or cancellation of any shares in the capital of the company other than (x) the redemption of the shares that are the subject of the option plans (meaning an option pool consisting of five percent (5%) of the fully diluted ordinary shares of the company), which shall be established for the future employees and officers of the company) or (y) the acquisition or buy back by the company of any shares held by Stichting Administratiekantoor AVAST Software I (the ‘Stichting’) represented by depositary receipts in the Stichting other than the depositary receipts numbered 7,345 to 14,184 inclusive;

(ix)       a dissolution, liquidation or winding up of a Group Company;

(x)        amending the articles of association of a Group Company which would be detrimental to the holders of convertible preference shares;

(xi)       dividends and redemptions other than the following:

A.         the distribution of all future dividends by the company, pro-rated to their effective ownership in the company on a fully diluted basis as if all outstanding convertible preference shares have been converted, whereby for the purpose of such distribution, the convertible preference shares shall rank pari passu with any other classes of shares;

B.         the distribution of up to seventy percent (70%) of net annual income (the ‘Distributable Dividend Amount’) as a dividend to the shareholders, pro-rated to their effective ownership in the company, without the consent of the meeting of holders of convertible preference shares, provided that (i) the cash balance of the company shall always exceed the deferred income liability of the company and (ii) no dividend shall be paid which would impair the value of the convertible preference shares.

Any dividend distribution, which is greater that the Distributable Dividend Amount, shall be approved by the meeting of holders of convertible preference shares in writing; and

C.         the distribution on or before the thirty-first of December two thousand and eleven of the first sixty-four million seven hundred and forty-four thousand three hundred and eighty-nine Czech Crones and fifty-eight cent (CZK 64,744,389.58) received by the company after the twentieth of August two thousand and ten from a subsidiary of the company to any of the holders of the ordinary shares with number 1 to 64,908 inclusive and 69,913 to 134,820 inclusive.

The holders of convertible preference shares shall be obliged to vote all its shares at the general meeting of the company in favour of a distribution in accordance with exceptions mentioned under (A) and (B) of this article 17.1 0 under (xi).

(xii)      with the exception of ‘Permitted Transfers’ enter into any transaction or agreement (or modification of any agreement) with a shareholder (other than a holder of convertible preference shares) or any Affiliate or Family Member of a shareholder (other than a holder of convertible preference shares).

‘Permitted Transfers’ means with respect to (A) the Company any Transfer of shares pursuant to a redemption or buy-back of shares by the company and (B) each shareholder holding shares numbered 1 to 64,908 inclusive and 69,913 to 134,820 inclusive (each a ‘Main Shareholder’ and collectively the ‘Main Shareholders’), a Transfer by such shareholder (a) to the spouse, parent, sibling or descendants of such shareholder, (b) in connection with any inheritance-related succession under applicable law, (c) to all trusts or other special purpose foundations or similar vehicles created for the purpose of family planning and/or asset management where the existing beneficiaries are the Main Shareholders or their respective spouses, parents, siblings or descendants, (d) to all Persons controlled by any of the Main Shareholders and where any Main Shareholders are majority owners, including, for the avoidance of doubt, any vehicles jointly established and controlled by any of the Main Shareholders, (e) to the company (each an ‘Main Shareholder Permitted Transferee’) or (f) in connection with a Transfer of no more than an aggregate of five percent (5%) of the share capital of the company on a fully diluted basis pursuant to the option granted to the holders of convertible preference shares; (C) the shareholder holding shares numbered 64,909 to 69,912 inclusive and 134,821 to 144,000 inclusive, any transfer permitted under the trust conditions (Administratievoorwaarden) of the Stichting.

‘Transfer’ means to sell, transfer, assign, pledge, hypothecate or otherwise dispose of shares with or without consideration.

‘Family Member’ shall mean any spouse, former spouse, parent, grandparent, sibling, child, grandchild, brother-in-law, sister-in-law, father-in-law, mother-in-law, niece, nephew and any other person who shares a domicile with the relevant individual;

‘Affiliate’ means, with respect to any Person, any (a) director, officer, limited or general partner, member or stockholder holding ten percent (10%) or more of the outstanding capital stock or other equity interests of such Person, (b) any Person in which such Person holds an equity interest of more than ten percent (10%) or management control, (c) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a Person specified in clause (a) above relating to such Person) and (d) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

‘control’ includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and controlled shall be construed accordingly;

(xiii)     termination, modification, assignment of or creation of Encumbrance over the license agreement entered into on the twenty-fourth of November two thousand and eight between Messrs. Kucera and Saudis, as licensors, and Avast Software a.s., as licensee;

(xiv)    entering into or effecting any transaction, involving sales, lease, exchange, creation of Encumbrance or other dispositions by the company of any shares in Avast Software a.s. or any of its respective subsidiaries in the future;

(xv)     entering into or effecting any transaction, involving sales, lease, exchange, creation of Encumbrance or other dispositions by the company or Avast Software a.s. of any trademarks or domain names owned by the company or Avast Software a.s. other than any such transaction, creation of Encumbrance or other disposition which (i) is made in the ordinary course of business or (ii) shall have a direct or indirect financial benefit on the company or Avast Software a.s.;

(xvi)    increase in or grant to any of Mr. Kucera’s or Mr. Saudis’ salary, bonus, benefit or severance package or any other compensation in connection with employment or execution of any office in any Group Company other than expressly stated in their current contracts disclosed to the holders of convertible preference shares on or prior to the twentieth of August two thousand and ten;

(xvii)   other than in connection with a QIPO, any increase in the capital of the company at a subscription price which is lower than the Euro equivalent of two thousand seven hundred seventy-eight United States Dollar (USD 2778), provided that an appropriate adjustment to such price per share shall be made in the event of a stock split, stock dividend or other form of recapitalisation to ensure that the holders of the convertible preference shares would receive the economic equivalent in ordinary shares as they would have received after giving effect to that recapitalisation, unless such issue takes place as part of an employee option plan;

‘QIPO’ means the listing of the shares of the company on an internationally recognised stock exchange including, but not limited to, LSE, NYSE, NASDAQ, Euronext, the Paris, Amsterdam, Prague, Warsaw or London stock exchanges provided that the equity proceeds from such listing (from selling primary and/or secondary shares) exceed two hundred million United States dollars

(USD 200,000,000) and valuing the equity of AVAST Group’s business at no less than one billion United States dollars (USD 1,000,000,000); and

(xviii)  any acquisition or buy-back by the company of any shares held by the Stichting represented by depositary receipts in the Stichting, numbered 7,345 to 14,184.

For the purpose of the applicability of the previous sentence a resolution of the Management Board in its capacity of corporate body of a company in which the company participates, shall be treated as a resolution of the Management Board to enter into a transaction as referred to in the previous sentence, provided that the first mentioned resolution is subject to such approval.

Failure to obtain the approval defined in the present paragraph shall not affect the authority of the Management Board or the members of the Management Board to represent the company.

17.13.         Management Board resolutions relating to any of the matters as shall be determined and clearly defined by the general meeting and notified to the Management Board shall be subject to the approval of the general meeting.

A resolution of the Management Board in exercising the company’s voting rights on shares held in a company, in which the company participates, is also subject to the prior approval of the general meeting, to the extent that it concerns a resolution of the management board of the company in question, which resolution based on the articles of association of that company requires the approval of a body of that company, insofar the company forms part of that body.

Failure to obtain the approval defined in the present paragraph shall not affect the authority of the Management Board or the members of the Management Board to represent the company.

Article 18.

In the event that one or more members of the Management Board are absent or prevented from acting, the remaining members of the Management Board or the sole remaining member of the Management Board shall be entrusted with the management of the company, provided that in the event that all the members of the Management Board of a particular class are absent or prevented from acting, the remaining member(s) of the Management Board together with a person to be appointed for that purpose by the general meeting shall be temporarily entrusted with the management of the company.

In the event that all members of the Management Board are absent or prevented from acting, two persons to be appointed for that purpose by the general meeting shall be temporarily entrusted with the management of the company.

Representation

Article 19.

19.1.           The company shall be represented by the Management Board.

In addition, the authority to represent the company is vested in two or more members of the Management Board class A and two or more members of the Management Board class B, acting jointly.

19.2.           In all events of the company having a conflict of interest with one or more members of the Management Board within the meaning of article 2:256 Dutch Civil Code, the company shall continue to be represented in the manner described in article 19.1, notwithstanding the mandatory provisions of Book 2 Dutch Civil Code.

Financial year, annual accounts

Article 20.

20.1.           The company’s financial year shall be concurrent with the calendar year.

20.2.           The Management Board shall prepare the annual accounts (consisting of the balance sheet and profit and loss account with explanatory notes thereto) within five months after the end of each financial year, unless this period is extended by the general meeting by no more than six months due to extraordinary circumstances.

The annual accounts shall be signed by all members of the Management Board.

If the signature of one or more of these is lacking, this fact and the reason therefore shall be indicated.

Within the above-mentioned period the Management Board shall prepare an annual report, unless the company is not required to do so under statutory rules and regulations applicable to the company.

20.3.           The annual accounts shall be adopted by the general meeting.

After the proposal to adopt the annual accounts has been dealt with, the proposal will be made to the general meeting to discharge the members of the Management Board in respect of their conduct of management during the relevant financial year insofar this appears from the annual accounts and all that has been said in relation to the conduct of management in the general meeting.

Allocation of profits

Article 21.

21.1.          A separate profit reserve account shall be opened in the books of the company for the benefit of the shares of each of the classes, all of which shall be indicated with the relevant class.

Distributions to the debit of a reserve referred to in the previous sentence, can only be made to the holders of the relevant shares.

21.2.           The company may make distributions to the shareholders and other persons entitled to the distributable profits only to the extent that the company’s shareholders’ equity exceeds the sum of the paid-in part of the company’s capital and the reserves which it is legally required to maintain.

21.3.           The profit appearing from the profit and loss account adopted by the general meeting shall be for the benefit of the holders of all shares.

All classes of shares shall be equally entitled to the profits.

21.4.           The company may make interim distributions only to the extent that the requirements set forth in article 21.2 above are satisfied, and provided that it has obtained the prior approval of the general meeting.

21.5.           There shall be no distribution of profits in favour of the company with respect to shares, or to shares of which it holds depositary receipts issued therefore, which the company has acquired in its own capital.

General meetings

Article 22.

22.1.           The annual general meeting shall be held every year within six months of the end of the financial year, in which shall be considered:

•          the annual report;

•          the adoption of the annual accounts;

•          the granting of discharge to the members of the Management Board from liability for actions in respect of their management during the preceding financial year;

•          if required by Dutch law, the instruction of an expert as referred to in article 2:393 Dutch Civil Code; and

•          the language in which the next annual report and the items of the next annual accounts shall be stated and, in accordance with article 2:362 paragraph 7 Dutch Civil Code, the currency.

In the event the period set forth in article 20.2 is extended in conformity with the provisions set out therein, the matters indicated in the previous sentence will be dealt with in a general meeting to be held no later than one month after the extension.

22.2.           Wherever the expression ‘those entitled to attend meetings’ is used in the present articles, it is construed to mean:

•          holders of shares with the right to vote;

•          holders of shares without the right to vote;

•          usufructuaries and pledgees who have been granted the rights conferred by law to holders of depositary receipts for shares issued with the cooperation of a company.

22.3.           Extraordinary general meetings shall be held as often as the Management Board deems necessary or upon the written request of those entitled to attend meetings, representing at least one-tenth of the issued capital, to the Management Board, setting out the matters to be considered in detail.

The requirement that a request must be made in writing is also fulfilled if the request is submitted through electronic means.

22.4.           If persons who are entitled to attend meetings representing at least one-tenth of the issued capital have requested the Management Board to call a general meeting as described in article 22.3, and, within fourteen days thereof, no such meeting, to be held within a month of the dispatch of the above-mentioned request, has been called, the parties requesting the meeting shall be authorised to call such meeting themselves.

Article 23.

23.1.           General meetings shall be held in the municipality in which the company has its seat or at Schiphol (Municipality of Haarlemmermeer).

A general meeting held at another place may adopt valid resolutions, provided the entire issued capital is represented at such meeting.

23.2.           The notice calling a general meeting may be issued by the Management Board or by a member of the Management Board, by means of a call notice dispatched no later than the fifteenth day prior to the date of the meeting.

23.3.           The call notice shall set forth the date, place and time of the meeting and the matters to be considered.

Call notices to holders of depositary receipts for shares in the company issued with the cooperation of the company shall be dispatched to the addresses recorded in the relevant register of holders of depositary receipts.

Call notices to other persons entitled to attend meetings shall be directed to the addresses set out in the register of shareholders including any electronic address that is disclosed in accordance with article 10.4.

23.4.           In the event one or more dispatched call notices, in accordance with the provisions set forth above in articles 23.2 and 23.3, should fail to reach their destination, this fact shall not affect the constitution of the general meeting or the validity of the resolutions to be adopted at it.

23.5.           The general meeting shall appoint its own chairman.

23.6.           The adopted resolutions shall be drawn up by the Management Board.

The notes shall be deposited at the offices of the company for examination by all persons entitled to attend meetings.

Those persons shall be given a certified copy or extract of these notes at request, for a price which shall not exceed the cost.

Article 24.

24.1.           All those entitled to attend meetings shall be entitled to be present at and to address that meeting, either in person or by written proxy.

The requirement to have a written proxy is also fulfilled if the proxy is granted through electronic means.

Members of the Management Board as such have the right to attend the general meetings.

In these meetings they shall have as such an advisory vote.

The chairman of the meeting shall decide on the admission of other persons to the meeting.

24.2.           Each share shall entitle the holder thereof to cast one vote.

24.3.           In order to be able to participate in the voting, the shareholders or their representatives must sign the attendance book, indicating the number of shares represented by them.

The chairman of the meeting signs the attendance book on behalf of those persons entitled to cast votes who attend the meeting by electronic means.

24.4.           No votes may be cast with respect to shares held by the company or any of its subsidiaries; nor with respect to shares for which any of them holds depositary receipts.

24.5.           Usufructuaries and pledgees of shares belonging to the company or to any of its subsidiaries shall nevertheless be entitled to vote if the usufruct or the pledge, as the case may be, was established before the share was owned by the company or its subsidiary.

The company may not exercise voting rights with respect to any share on which it has a right of usufruct or a pledge.

24.6.           The number of shares that, according to law, may not exercise the right to vote, shall be disregarded in determining the extent to which the shareholders vote, are present or represented, or the extent to which the share capital is provided or represented.

24.7.           Resolutions of the general meeting shall be adopted by a simple majority of the votes cast, except in those cases in which the law or these articles require a greater majority.

Blank votes shall be considered null and void.

24.8.           If these articles provide that the validity of a resolution shall depend on the part of the capital represented at a meeting, and such part is not represented at such meeting, then a new meeting may be called to be held not sooner than three weeks and not later than five weeks after the first meeting at which the resolution may be validly adopted irrespective of the part of the capital represented at such new meeting.

The call notice for the new meeting must indicate, giving the reason therefore, that the resolution may be validly adopted irrespective of the part of the capital represented at the meeting.

24.9.           Voting on matters of business shall be done orally.

Voting on the nomination of persons shall be done in writing by means of secret ballots, unless the meeting unanimously consents to oral voting.

Voting by acclamation shall be permitted, unless one of those present and entitled to vote objects thereto.

24.10.         If in electing persons, none of the candidates gains an absolute majority in the first round of voting, a new round of voting shall be held.

If again no absolute majority is gained, there shall be a second round of voting between the two persons who have obtained the highest number of votes.

If more than two persons obtain the highest and equal number of votes, the decision which of the two shall be eligible for a new round of voting shall be made by the drawing of lots.

If one person obtains the highest number of votes and two or more the next highest but equal number of votes, the decision which of the latter shall be eligible for a new round of voting shall be made by the drawing of lots.

If there is a tie in voting in the subsequent round of voting, the decision shall be made by the drawing of lots.

Lots shall be drawn by the chairman.

24.11.         In the event of a tie in voting on matters of business, there shall be a second round of voting.

In the event of a second tie in voting, the decision shall be delegated to an expert to be appointed by mutual agreement of the shareholders.

If the shareholders fail to reach agreement on this within thirty days of the meeting concerned, either party may request the sub district court of the Court (kantonrechter van de Rechtbank) within which district the company has its seat to appoint the expert.

In deviation of the provision of the sentence before last of the present paragraph, the first person on a binding list is appointed in the event of a tie in voting.

24.12.         A general meeting at which the entire issued capital is represented may, by unanimous vote, adopt valid resolutions, even without notice or if notice is not timely, and without complying with the provisions of article 23.3, concerning the matters to be considered at a meeting.

24.13.         If so determined by the Management Board and announced at the time of convening the meeting, each shareholder has the right to attend the meeting by electronic means either in person or represented by a person holding a written proxy, to address that meeting and to exercise his voting right, provided that the use of the electronic means by this shareholder enables the identification of the shareholder and enables the shareholder to directly take note of the discussions at that meeting and participate in the deliberations of that meeting.

The previous sentence shall also apply to others who are entitled to attend meetings, provided however, that these cannot cast a vote if they are not entitled to do so.

24.14.         The Management Board is authorised to adopt regulations regarding the use of electronic means.

If the Management Board used its authority to adopt such regulations these shall be made available at the time the meeting is convened.

24.15.         If such is announced at the time that the meeting is convened, votes can be cast prior to the meeting by electronic means, but no sooner than the thirtieth day prior to the day of the meeting.

Votes cast accordingly shall be treated similar to the votes cast at the meeting.

Article 25.

After the member(s) of the Management Board have been given the opportunity to advise on this item, shareholders may also adopt resolutions without convening a general meeting, provided that the shareholders entitled to vote approve the resolution in writing (including all forms of transmission of written material, either by electronic means or otherwise) unanimously.

The foregoing shall not apply if, in addition to the shareholders, there are others entitled to attend meetings.

Meetings of holders of a particular class of shares

Article 26.

26.1.           Meetings of the holders of a particular class of shares shall be convened by the general meeting, the Management Board or by a holder of one or more shares of the class concerned.

26.2.           The provisions of articles 23, 24 and 25 shall apply accordingly.

Amendments to the articles of association, dissolution, liquidation

Article 27.

27.1.           Subject to article 17.12. (ix) and (x), the general meeting may resolve to amend the company’s articles or to dissolve the company.

27.2.           In the event that a resolution to dissolve the company is adopted, the liquidation shall be arranged by the Management Board, unless the general meeting appoints other liquidators.

The remuneration to be paid to the liquidator or liquidators shall be determined by a resolution adopted at the same time as the resolution to dissolve the company.

27.3.           The present articles shall remain effective, to the extent possible, during the liquidation.

27.4.           The aggregate of (i) the nominal sum paid up on the convertible preference shares and (ii) any dividend on these shares which was not made payable or not paid in full shall in the first place be deducted from the liquidation surplus and distributed on those convertible preference shares.

Secondly the greater of (i) a fixed amount of one hundred million United States dollars (USD 100,000,000) (the ‘investment amount’), save that the investment amount shall be reduced by any amount paid to the holders of convertible preference shares under warranties claims in connection with the investment and (ii) the amount the convertible preference shares would receive on an as if converted basis, shall be deducted from the liquidation surplus and distributed on those convertible preference shares.

Thirdly, the aggregate of (i) the nominal sum paid up on the ordinary shares and (ii) any dividend on these shares which was not made payable or not paid in full shall be deducted from the liquidation surplus and distributed on those ordinary shares.

That which subsequently remains shall be distributed to the holders of ordinary shares.